Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aclaris Therapeutics, Inc. of our report dated February 25, 2021 relating to the financial statements, which appears in Aclaris Therapeutics Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
May 7, 2021